EXHIBIT 99.1

Monster Worldwide Elects Datalogic SpA Vice Chairman and CEO Roberto Tunioli to Board of Directors

NEW YORK – Sept. 23, 2008 – Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster®, the leading global online careers and recruitment resource, today announced that its board of directors has elected Roberto Tunioli, Vice Chairman and CEO of Europe’s Datalogic SpA, as a member of the board effective immediately.  The addition of Mr. Tunioli reflects Monster’s ever-expanding international presence and focus.

With the election of Mr. Tunioli, Monster Worldwide’s board of directors expands to eight directors. Six of the eight board members are independent, consistent with the Company’s corporate governance policy that at least two-thirds of its directors be independent.

As Vice Chairman and CEO of Datalogic SpA, Mr. Tunioli leads the third largest producer of bar code readers, data collection mobile computers and RFID technology systems in the world.  Under his leadership, the international company increased sales from an estimated 35 million euro in 1993 to over 400 million euro in 2007.

“Roberto is an established, recognized and highly respected business leader in Italy and throughout Europe.   Known for his innovative business acumen, Roberto brings not only deep business strength and expertise, but also a fresh, global perspective to the Monster board,” said Sal Iannuzzi, Monster Worldwide Chairman, President and Chief Executive Officer.  “Roberto’s election is evidence of Monster’s commitment to extending our global footprint, and his addition to our already formidable team enhances and furthers our global opportunity.”

A native of Bologna, Italy, Mr. Tunioli spent the earlier part of his career working in the financial services industry for leading banking and insurance companies until he joined Datalogic SpA in 1988 as its Financial Director, later becoming General Manager in 1993 and CEO in 1995.  Currently, Mr. Tunioli also serves as CEO of Hydra S.p.A., a holding of the Datalogic Group.  He is also a member of the board of directors at Monrif SpA and PIQUADRO S.P.A., and holds leadership positions in the various subsidiaries of the Datalogic Group.

In addition to his nearly two decades of strong financial leadership at Datalogic SpA, Mr. Tunioli has recently been recognized for his talent for innovation.  In November 2006, he was the recipient of the 10th Italian edition of the prestigious Ernst & Young “Entrepreneur of the Year®” award, and in 2007 was presented with an iD Limelight Award for the most media attention around a revolutionary idea at the annual ID People Awards, a ceremony that recognizes outstanding contributions made to the Automatic Identification field.

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster Worldwide is available at http://corporate.monster.com/

CONTACT: Monster Worldwide, Inc.
Investors:
Robert Jones, 212-351-7032
bob.jones@monsterworldwide.com

Media:
Steve Sylven, 978-461-8503
Steve.Sylven@Monster.com

SOURCE: Monster Worldwide, Inc.